Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “BLOCKCHAIN OF THINGS, INC.”, FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF SEPTEMBER, A.D. 2015, AT 12:09 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

5785663 8100

SR# 20150160910

Authentication: 10081402

Date: 09-17-15

You may verify this certificate online at corp.delaware.gov/authver.shtml

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BLOCKHAIN OF THINGS, INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

Blockchain of Things, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "DGCL"),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Blockchain of Things, Inc., and that this corporation was originally incorporated pursuant to the DGCL on July 15, 2015 under the name Blockchain of Things, Inc.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor , which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of lncorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of the corporation is Blockchain of Things, Inc. (the "Corporation").

SECOND: The address of its registered office in the state of Delaware is located at 300 Delaware Avenue, Suite 210-A, Wilmington, DE 19801 in New Castle County. The name of its registered agent at such address is United States Corporation Agents, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is five million (5,000,000) shares of Common Stock, par value $0.000 I per share.

FIFTH: In furtherance and not in limitation of the powers conferred by the state of Delaware:

I .. The management of the business and the conduct of the affairs of the Corporation shall be vested in its board of directors (the ''Board"). The number of directors which shall constitute the whole Board shall be fixed by, or in the manner

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provided in, the Corporation's bylaws (the "Bylaws''). No election of directors need be by written ballot unless the Bylaws shall so provide.

2.	The Board is expressly authorized to adopt, amend or repeal the Bylaws.

3.                  Meetings of stockholders may be held within or without the state of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in applicable statutes) at such place within or without the state of Delaware as the Bylaws may provide or as may be designated from time to time by the Board.

SIXTH: Subject to any provisions in the Bylaws related to indemnification of directors or officers of the Corporation, the Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a ·'Proceeding") by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

A right to indemnification or to advancement of expenses ansmg under a provision of this Certificate of Incorporation or the Bylaws shall not be eliminated or impaired by an amendment to this Certificate of Incorporation or the Bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

Any amendment, repeal or modification of the foregoing provisions of this Article SIXTH shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

SEVENTH: To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be

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personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither any amendment nor repeal of this Article, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Any repeal or modification of the foregoing provisions of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

EIGHTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the state of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article EIGHTH.

NINTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL, as from time to time in effect or any successor provision thereto.

* * *

3.                    That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law.

4.                   That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation's Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

[Remainder of Page is Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 17 day of September, 2015.

By: /s/ Andre A De Castro

Name: Andre A De Castro

Title: President

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